SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2003

Computer Horizons Corp.

 (Exact name of registrant as specified in its charter)

New York	0-7282	13-2638902
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046-1495
(Address of principal executive offices)

Registrant’s telephone number, including area code: (973) 299-4000

(Former name or former address, if changed since last report)

Item 2 — Acquisition or Disposal of Assets

                On July 8, 2003, pursuant to a Stock Purchase Agreement (the “Agreement”) by and among Computer Horizons Corp. (the “Company”), RGII Technologies, Inc. (“RGII”) and Kathryn B. Freeland, the Company purchased all of the issued and outstanding capital stock of RGII.

                Under the terms of the Agreement, the Company paid approximately $21 million and issued an adjustable promissory note with a face value of $10 million, payable over three years.  The ultimate value of the note will be based on RGII’s performance against profitability objectives.  In addition RGII entered into employment agreements with Ms. Freeland and certain employees of RGII and the Company agreed to issue an aggregate of 600,000 stock options over the next three years to Ms. Freeland and certain employees of RGII.  The Company used a portion of its working capital to pay the cash portion of the consideration.  The purchase price was based upon an analysis of the perceived value of the ongoing business and the estimated net assets to be acquired and took into account the liabilities reflected on the balance sheet of RGII.

                RGII will be a wholly-owned subsidiary of the Company and its financial results from the date of acquisition will be reported on a consolidated basis with the Company’s financial results.

Item 7 — Financial Statements, Pro Forma Financial Information and Exhibits.

                (a) Financial Statements of Business Acquired.  Financial statements will be filed not later than 60 days after the date that the initial report on Form 8-K must be filed with the Securities and Exchange Commission.

                (b) Pro Form Financial Information.  Pro Forma financial information will be filed not later than 60 days after the date that the initial report on Form 8-K must be filed with the Securities and Exchange Commission.

                (c) Exhibits

2.1                                 Stock Purchase Agreement dated as of July 8, 2003 by and among Computer Horizons Corp., RGII Technologies, Inc. and Kathryn B. Freeland.

10.1                           Employment Agreement dated as of July 8, 2003 by and between RGII Technologies, Inc. and Kathryn B. Freeland.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

Dated:    July 23, 2003

COMPUTER HORIZONS CORP.

By:	/s/ William J. Murphy
William J. Murphy
Chief Executive Officer and President